Exhibit 99.1

[COMPANY LETTERHEAD]

February 17, 2015

Dear Shareholder:

Thank you for your investment in CNL Growth Properties, Inc. We formed the company to pursue real estate opportunities primarily through multifamily development in select growth markets in the southeast and sunbelt regions of the U.S. As of February 2015, we own interests in 15 Class-A multifamily properties, of which eight properties are operating and seven properties are under development.

We continue to be encouraged by the meaningful opportunities in the multifamily sector resulting from the supply-demand imbalance in this sector. Nine cities of the 11 largest metros, including Dallas and Houston, have more renters than homeowners. Further, economists and developers alike believe the percentage of renters will continue to rise in most cities.1

Special distribution

We are pleased to announce our board of directors approved a special cash distribution to shareholders in the amount of $1.30 per share. The special distribution, made to shareholders of record as of February 9, 2015, will be paid in cash on or about February 24, 2015. This special distribution stems from refinancing proceeds and sale proceeds, such as the January 15, 2015, sale of our Woodfield Long Point multifamily property. Woodfield Long Point is a 258 unit, garden-style community located near Charleston, South Carolina. We purchased and developed the property with our joint-venture partner for approximately $29.4 million and, as a result of favorable market conditions, we sold the property for approximately $55.5 million.

The special distribution will be reported in Form 1099-DIV for the year ending December 31, 2015. We anticipate the special distribution will constitute a return of capital, however, the tax determination of the special distribution will be based on our taxable earnings and profits for the year ending December 31, 2015. Shareholders are advised to consult their tax advisors regarding the tax consequences of the special distribution in light of his or her particular investment or tax circumstances.

Revised Estimate of Net Asset Value (NAV)

You can expect to see a revision in our 2014 NAV on your next account statement to reflect this special distribution. Our revised 2014 NAV of $9.40 per share takes into account the $1.30 per share special distribution, as well as various adjustments relating to our actual balance sheet as of December 31, 2014.

[1]	Source: “Renters Are Majority in Big U.S. Cities,” Wall Street Journal, Feb. 8, 2015.

[COMPANY LETTERHEAD]

Looking Forward

We remain pleased with the performance of our completed development properties and the progress of projects under development. We expect to fully invest the remaining proceeds from our public offerings around the end of the first quarter of 2015. As we move into the next phase of our operations, we continue to actively manage our portfolio to drive value as we start to explore strategic alternatives.

Thank you for the confidence you have placed in CNL Growth Properties. We look forward to updating you further in our upcoming annual report. In the meantime, we encourage you to visit CNLGrowthProperties.com to review other information about your investment. If you have questions, please contact CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Thomas K. Sittema
Chairman of the Board	Chief Executive Officer and President

cc: Financial Representative